Exhibit 4.4

FORM OF SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of                      , 2009, and is by and between FBR CAPITAL MARKETS CORPORATION, a Virginia corporation (the “Company”) and the undersigned party (“Purchaser”). Each of the Company and Purchaser are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, FBR Capital Markets & Co. (“FBR & Co.”), Watch Hill Partners LLC (“WHP”), and certain holders of the outstanding membership interests (the “Membership Interests”) in WHP, have entered into that certain Purchase Agreement, dated as of July 29, 2009, whereby FBR & Co. has agreed to acquire all of the Membership Interests, all as more fully set forth in the Purchase Agreement;

WHEREAS, Purchaser understands that the Company is offering to sell the number of shares (the “Offered Shares”) of its common stock, par value $0.001 per share (“Company Common Stock”), set forth on Schedule I hereto to Purchaser in consideration for [•], all upon the terms and subject to conditions set forth herein; and

WHEREAS, Purchaser desires to subscribe for, and the Company desires to sell to Purchaser, the Offered Shares, all upon the terms and subject to conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.    Subscription for and Purchase of Company Common Stock.

Section 1.1    Purchase of Company Common Stock. Pursuant to the terms and subject to the conditions set forth in this Agreement, Purchaser hereby subscribes for and agrees to purchase, and the Company hereby agrees to sell to Purchaser, at the Closing (as hereinafter defined), the Offered Shares in consideration for [•] (the “Purchase Price”).

Section 1.2    Sale of Company Common Stock. The sale and purchase of the Offered Shares shall take place at the Closing. The Parties agree that prior to the Closing, the Company shall update Schedule I hereto to indicate the exact number of Offered Shares to be issued at Closing, as determined in accordance with the terms of the Purchase Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser understands and agrees that the Company shall have no obligation to (a) issue, sell or deliver any shares of Company Common Stock to any person who is a resident of a jurisdiction in which such issuance, sale or delivery to such person would constitute a violation of the securities or “blue sky” laws of such jurisdiction, or (b) sell to Purchaser the Offered Shares, unless the transactions contemplated by the Purchase Agreement shall be consummated concurrently with the sale and purchase of the Offered Shares.

Section 1.3    The Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated hereby (the “Closing”) shall occur on the date of the “Closing” under the Purchase Agreement (the “Closing Date”). On the Closing Date, Purchaser shall deliver to the Company the Purchase Price in exchange for which the Company shall issue to Purchaser the Offered Shares, and the Company shall deliver to Purchaser (or Purchaser’s representative) a certificate or certificates representing the Offered Shares so purchased and issued. The Closing shall take place at the offices of the Company at 1001 Nineteenth Street North, Arlington, Virginia 22209 or at such other place as the Parties may mutually agree.

Section 2.    Representations and Warranties of the Company. The Company represents and warrants to Purchaser as follows:

Section 2.1    The Company is duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Virginia. The Company has all requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all corporate or other action of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser, constitutes legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditor’s rights generally and subject, as to enforceability, to general principles of equity.

Section 2.2    Except for such filings, if any, as are required to be made in connection with the Purchase Agreement, no approval or consent from any governmental authority or any other person is necessary to be obtained, made or given by the Company in connection with the execution and delivery by the Company of this Agreement. None of the execution, delivery, or performance of this Agreement by the Company will (a) conflict with or result in a breach of any provision in the Company’s certificate of incorporation or bylaws, (b) result in a violation or breach of any terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under any of the terms, conditions or provisions of any material contract, agreement, note, bond, mortgage, or instrument to which the Company is a party or by which the Company is bound, or (c) violate any permit, license, franchise, or law applicable to the Company or to which the Company or any of its assets or properties may be subject to or bound, except in the case of (b) or (c), any violation, breach or default that would not have or would not reasonably be expected to have a material adverse effect on the Company.

Section 2.3    The Company’s authorized capital stock consists of 300,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share. As of July 27, 2009 (without giving effect to the consummation of the transactions contemplated by the Purchase Agreement or the Closing hereunder), 63,087,329 shares of Company Common Stock are issued and outstanding. Except as described in the two preceding sentences, and except as disclosed in the reports, schedules, registration statements and definitive proxy statements filed by the Company with the Securities and Exchange Commission (the “Company SEC Documents”), no other class of equity securities or other securities or rights of any kind of the Company is authorized, issued or outstanding. All shares of issued and outstanding Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights created by statute, the Company’s organizational documents or any agreement to which the Company is a party or by which it is bound.

Section 2.4    There are not outstanding any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as disclosed in the Company SEC Documents, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock based performance units, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into shares of capital stock or other equity interests in the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, agreement, arrangement or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. Except as disclosed in the Company SEC Documents, the Company is not a party to or bound by and, there are no, restrictions upon, or voting trusts, proxies or other agreements or understandings of any kind with respect to, the voting, purchase, issuance, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, Company Common Stock. Any contractual preemptive rights with respect to the Company Common Stock have been waived by the holders thereof with respect to the transactions contemplated hereby.

Section 2.5    Effective upon the Closing, Purchaser shall acquire record and beneficial ownership of the Offered Shares. When issued and delivered by the Company in accordance with the terms hereof, the Offered Shares shall be fully paid and non-assessable, and entitle Purchaser to all rights that may become attached to such Offered Shares following the Closing.

Section 2.6    Neither the Company nor any person or entity acting on behalf of the Company has offered to sell any of the Offered Shares to Purchaser by means of any form of general solicitation or general advertising, including, without limitation, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Section 3.    Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as follows:

Section 3.1    If Purchaser is an institutional investor, Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Purchaser has all requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the performance by Purchaser of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all corporate or other action of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditor’s rights generally and subject, as to enforceability, to general principles of equity.

Section 3.2    No approval or consent from any governmental authority or any other person is necessary to be obtained, made or given by Purchaser in connection with the execution and delivery by Purchaser of this Agreement. None of the execution, delivery, or performance of this Agreement by Purchaser will (a) if Purchaser is an institutional investor, conflict with or result in a breach of any provision in Purchaser’s organizational documents (including, without limitation, certificates or articles of incorporation, organization or formation, bylaws, limited liability company agreements, limited partnership agreements, and trust agreements), (b) result in a violation or breach of any terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under any of the terms, conditions or provisions of any material contract, agreement, note, bond, mortgage, or instrument to which Purchaser is a party or by which Purchaser is bound, or (c) violate any permit, license, franchise, or law applicable to Purchaser or to which Purchaser or any of its assets or properties may be subject to or bound, except in the case of (b) or (c), any violation, breach or default that would not have or would not reasonably be expected to have a material adverse effect on Purchaser.

Section 3.3    If Purchaser is an individual, Purchaser is at least 21 years of age, a citizen or permanent resident of the United States of America, and is of sufficient legal capacity to execute and deliver this Agreement, perform Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

Section 3.4    Purchaser is domiciled in, or is a resident of, the state set forth in Purchaser’s notice address on the signature page hereto.

Section 3.5    Purchaser understands that the Offered Shares will be issued in reliance upon Rule 506 of Regulation D under the Act or in reliance upon another exemption from the registration requirements of the Act. Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

Section 3.6    The Offered Shares are being purchased for Purchaser’s own account for investment and are not being purchased for the account of any other person. The Offered Shares are not being purchased with a view to the distribution thereof or with any intention of distributing or reselling any of the Offered Shares, and any transfer of such shares by Purchaser will be made only in compliance with the provisions of this Agreement and all applicable federal and state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Act”).

Section 3.7    In order to adequately evaluate the merits and risks of an investment in the Company, Purchaser has had an opportunity to (i) ask questions and receive answers from the Company and its representatives concerning the Company and Purchaser’s investment therein, and (ii) obtain any additional information which Purchaser has requested with respect to the Company and Purchaser’s investment therein. Purchaser has had the opportunity to verify the accuracy of any information that has been provided to Purchaser. Purchaser has evaluated the merits and risks of investing in the Company and has determined that the Company is a suitable investment for Purchaser.

Section 3.8    Purchaser understands that Purchaser (a) is subscribing for the Offered Shares without being furnished any literature or prospectus in connection with the offering other than, the Purchase Agreement, this Agreement, and certain other written information and materials related to the consummation of the transactions contemplated by the Purchase Agreement, (b) that all of the foregoing information and materials have been provided by the Company, (c) that none of such information has been reviewed by the Securities and Exchange Commission (“SEC”) or by the securities administrator of the state or jurisdiction of the Company or Purchaser’s residence, and (d) neither the SEC nor any other securities administrator has recommended or endorsed the purchase of the Offered Shares or made any determination as to the fairness of the provisions of this Agreement.

Section 3.9    Purchaser’s purchase of the Offered Shares is consistent, in both nature and amount, with Purchaser’s overall investment program and financial condition, and Purchaser’s financial condition is such that Purchaser can afford to bear the economic risk of holding the Offered Shares for an indefinite period of time and can afford to suffer a complete loss of Purchaser’s investment in the Offered Shares.

Section 3.10    Purchaser’s overall commitment to investments that are not readily marketable is not disproportionate to Purchaser’s net worth, and Purchaser’s purchase of the Offered Shares will not cause such overall commitment to become excessive.

Section 3.11    Purchaser has adequate means of providing for Purchaser’s current needs and, if applicable, possible personal contingencies. Purchaser has no need for liquidity of the Offered Shares and has no reason to anticipate any change in Purchaser’s circumstances, financial or otherwise, which might cause or require any sale or distribution of the Offered Shares.

Section 3.12    Purchaser has knowledge and experience in financial and business matters that will enable Purchaser (alone or with a purchaser representative) to utilize the information made available to Purchaser in connection with the offering of the Offered Shares to evaluate the merits and risks of such offering.

Section 3.13    Purchaser understands that the purchase of the Offered Shares is a speculative investment that involves a high degree of risk of loss of the investment therein, that there are substantial restrictions on the transferability of the Offered Shares because there will be no public market for the Offered Shares, and that it may not be possible for Purchaser to liquidate the investment in the Offered Shares in case of emergency, if at all.

Section 3.14    All information which Purchaser has provided to the Company including, but not limited to, Purchaser’s financial position and Purchaser’s knowledge of financial and business matters is true, correct and complete in all material respects as of the date of execution of this Agreement. Purchaser undertakes to provide promptly to the Company written notice of any material changes in Purchaser’s financial position which occur prior to the Closing, and such information will be true, correct and complete as of the date given. Purchaser understands that the Company will rely upon the representations contained herein in determining the suitability of Purchaser as a purchaser of the Offered Shares and in issuing and selling Company Common Stock to Purchaser.

Section 3.15    Purchaser represents and warrants that (a) Purchaser understands and has taken cognizance of all the risk factors related to the purchase of the Offered Shares and, other than those expressly set forth in Section 2, no representations or warranties by the Company or any representative, affiliate, or promoter of the Company have been made to Purchaser or Purchaser’s representatives concerning the Offered Shares, the Company, its financial condition, prospects, or other matters, and no representations and warranties other than those expressly set forth in Section 2 are being relied upon by Purchaser; (b) in making Purchaser’s decision to purchase the Offered Shares hereby subscribed for, Purchaser has relied upon independent investigations made by Purchaser and, to the extent believed by Purchaser to be appropriate, Purchaser’s representatives, including professional, financial, tax and other advisors retained specifically to advise Purchaser, and Purchaser has consulted, or has had the opportunity to consult, independent counsel selected by Purchaser; and (c) Purchaser has been given the opportunity to examine all documents and to ask questions of, and has received answers from, the Company and its representatives concerning the terms and conditions of the purchase of the Offered Shares and to obtain any additional information that Purchaser deems necessary or material to make an informed decision and, in Purchaser’s judgment, Purchaser has received sufficient information to evaluate the merits and risks of purchase of the Offered Shares.

Section 3.16    Purchaser acknowledges that the Company will review the representations, warranties and covenants contained in this Agreement without making any independent investigation, and that, notwithstanding any other provision of this Agreement, the representations, warranties and covenants made by Purchaser shall survive the execution and delivery of this Agreement and the purchase of the Offered Shares.

Section 3.17    Purchaser acknowledges that the purchase of the Offered Shares may involve tax consequences, and Purchaser confirms that Purchaser is not relying on any statements or representations of the Company with respect to the tax and other economic considerations of an investment in the Offered Shares, and Purchaser acknowledges that it may be advisable for Purchaser to retain professional advisors to evaluate the federal, state and local tax and other economic considerations of an investment in the Offered Shares. Purchaser acknowledges that Purchaser is solely responsible for Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

Section 4.    Closing Conditions.

Section 4.1    Conditions to Obligations of the Company to Close. The obligation of the Company to issue the Offered Shares to Purchaser is subject to the satisfaction prior to or concurrently with the Closing of the following conditions:

(a)	The representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing as though then made;

(b)	Purchaser shall have satisfied each of Purchaser’s obligations hereunder;

(c)	The transactions contemplated by the Purchase Agreement shall be consummated concurrently with the Closing; and

(d)	The Company shall have received the Purchase Price.

Section 4.2    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to acquire the Offered Shares as provided herein is subject to the satisfaction prior to or concurrently with the Closing of the following conditions:

(a)	The representations and warranties of the Company contained herein shall be true and correct in all materials respects at and as of the Closing as though then made;

(b)	The Company shall have satisfied each of its obligations hereunder;

(c)	The transactions contemplated by the Purchase Agreement shall be consummated concurrently with the Closing; and

(d)	Purchaser shall have received a certificate representing the Offered Shares.

Section 5.    Transferability. Purchaser agrees not to transfer or assign this Agreement, or any of Purchaser’s interests herein, and understands further that this Agreement is not assignable by operation of law, without the Company’s consent. Purchaser agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Offered Shares, or solicit any offers to purchase or otherwise acquire or take a pledge of any of the Offered Shares, unless such offer, transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Agreement and (i) any such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to an effective registration statement under the Act, and has been registered under all applicable state securities or “blue sky” laws, or (ii) Purchaser shall have furnished the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, to the effect that no such registration is required because of the availability of an exemption from registration under the securities or “blue sky” laws.

Section 6.    Offered Shares Unregistered. Purchaser has been advised by the Company, and Purchaser hereby acknowledges and agrees, that (a) the Offered Shares have not been registered under the Act and have not been qualified or registered under the securities laws of any states or other jurisdictions, and the Offered Shares are being offered and sold in reliance on exemptions from the registration requirements of the Act and all applicable securities laws; (b) the Offered Shares must be held indefinitely and Purchaser may not sell, transfer, or otherwise dispose of the Offered Shares but must continue to bear the economic risk of the investment in the Offered Shares unless the offer and sale of such Offered Shares is subsequently registered under the Act and all applicable state securities laws or an exemption from such registration is available and Purchaser shall have furnished the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, to such effect; (c) if any of the Offered Shares may be disposed of without registration under the Act in reliance on Rule 144 promulgated under the Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule; (d) if the Rule 144 exemption is not available, public offer or sale without registration will require compliance with Regulation A or the availability of an exemption under the Act; (e) a notation shall be made in the appropriate records of the Company indicating that the Offered Shares are subject to restrictions on transfer and “stop-transfer” instructions will be issued to the Company’s transfer agent with respect to any attempted transfer of the Offered Shares in violation of the terms of this Agreement; and (f) the following restrictive legend shall be placed on the certificate(s) representing the Offered Shares:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ( THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. ACCORDINGLY, SUCH SHARES MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT THAT SUCH SHARES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (A) TO THE COMPANY OR A SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SHARES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, IN A TRANSACTION COMPLYING WITH THE REQUIREMENTS OF RULE 144A TO A PERSON OR ENTITY WHO THE TRANSFEROR BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (“QIB”) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB AND TO WHOM NOTICE IS GIVEN THAT THE OFFER, RESALE, PLEDGE OR TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF THE TRANSFEROR’S PROPERTY BE AT ALL TIMES WITHIN THE TRANSFEROR’S CONTROL AND SUBJECT TO COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY JURISDICTION. THE FOREGOING RESTRICTIONS ON TRANSFER WILL NOT APPLY SUBSEQUENT TO THE DATE THAT IS TWO YEARS AFTER THE LATER OF THE DATE OF ORIGINAL ISSUANCE AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE

COMPANY (OR ANY PREDECESSOR THERETO) WAS THE OWNER OF SUCH SHARES, PROVIDED THAT THE COMPANY AND THE TRANSFEROR OTHERWISE MEET THE REQUIREMENTS OF RULE 144(K) UNDER THE SECURITIES ACT. THE TRANSFEROR AND THE TRANSFEREE SHALL FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER INFORMATION SATISFACTORY AS EITHER OF THEM MAY REASONABLY REQUEST TO CONFIRM THAT A TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH THE FOREGOING RESTRICTIONS. AS USED HEREIN, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Section 7.    Certain Registration Rights. The Company agrees that, within 60 days of the Closing Date, it will (a) either (i) file a registration statement on Form S-3 with the SEC to include all Elected Shares (as defined below), or (ii) include all Elected Shares on any other registration statement that Parent intends to file with the SEC, and (b) use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable, and maintain the effectiveness of such registration statement at least until the earlier of (x) the first anniversary of the date of effectiveness of such registration statement, or (y) the date on which all Elected Shares included on such registration statement have been sold. No later than three Business Days (as such term is defined in the Purchase Agreement) prior to the date that the Company intends to file a registration statement referenced in the immediately preceding sentence, the Company shall provide written notice of such intent to Purchaser. Purchaser shall have the right to elect to include all or a portion of the Offered Shares in such registration statement, which right will expire on 12:00 p.m. Arlington, Virginia time on the day prior to the date that Parent intends to file such registration statement. The shares of Company Common Stock elected by Purchaser to be included on a registration statement to be filed by the Company in accordance with the provisions of this Section 7 are referred to herein as “Elected Shares.” The Parties agree that the Company will not have any obligation to make more than one offer to include any of the Offered Shares on a registration statement to be filed with the SEC. The Parties agree that, except as provided in this Section 7, no other registration rights will be granted by the Company in connection with the transactions contemplated by this Agreement. The Parties agree that the Company will not have any obligation to engage in any underwritten offering or participate in road show activities with respect to any registration statement referenced in this Section 7. The Parties agree as set forth on Exhibit A with respect to any registration statement filed in accordance the terms of this Section 7 that includes any Elected Shares.

Section 8.    Rule 144. The Company will file the reports required to be filed by it under the Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the extent required from time to time to enable Purchaser to sell the Offered Shares without registration under the Act within the limitation of the exemptions provided by (i) Rule 144 under the Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. If any Offered Shares are to be disposed of in accordance with Rule 144 under the Act or otherwise, Purchaser shall promptly notify the Company of such intended disposition and deliver to the Company at or prior to the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition in accordance with Rule 144, an executed copy of Form 144 required to be filed with the SEC (if required by Rule 144). Notwithstanding anything contained in this Section 8 to the contrary, the Company may deregister any of its securities under the Exchange Act if it is then permitted to do so pursuant to the Exchange Act. Nothing in this Section 8 shall be deemed to limit in any manner the restriction on sales of the Offered Shares otherwise contained in this Agreement.

Section 9.    Indemnification.

Section 9.1    Indemnification by Purchaser. Purchaser acknowledges and understands the meaning and legal consequences of the representations and warranties contained in this Agreement, and hereby agrees to indemnify and hold harmless the Company and each affiliate, officer, director, promoter and agent of the Company and any person or entity controlling the Company from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of Purchaser contained in this Agreement. The representations and warranties contained herein shall survive the delivery of the Offered Shares contemplated hereby.

Section 9.2    Indemnification by the Company. The Company acknowledges and understands the meaning and legal consequences of the representations and warranties contained in this Agreement, and hereby agrees to indemnify and hold harmless Purchaser and each affiliate, officer, director, promoter and agent of Purchaser and any person or entity controlling Purchaser from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of the Company contained in this Agreement. The representations and warranties contained herein shall survive the delivery of the Offered Shares contemplated hereby.

Section 10.    Miscellaneous.

Section 10.1    Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or sent via facsimile (with confirmation), or one Business Day after having been sent by a nationally recognized overnight courier service to the appropriate Party at the address specified below:

(a)	If to the Company, to:

FBR Capital Markets Corporation

1001 Nineteenth Street North

Arlington, Virginia 22209

Attention: Executive Vice President and General Counsel

Facsimile: (703) 469-1140

(b)	If to Purchaser, to the address specified on the signature page hereto;

or to such other address or addresses or facsimile number as any such Party may from time to time designate as to itself by like notice.

Section 10.2    Successors and Assigns; No Third-Party Beneficiaries. No Party may assign any of its rights under this Agreement without the prior written consent of the other Party. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns.

Section 10.3    Entire Agreement. This Agreement, which includes the Schedules hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any Party relating to the matters contemplated by this Agreement and constitutes the entire agreement by and among the Parties with respect to the subject matter hereof.

Section 10.4    Amendments, Supplements, and Modifications. This Agreement may be amended, supplemented, or modified only by a written agreement signed by the Party against whom the enforcement of such amendment, supplement, or modification is sought.

Section 10.5    Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the Laws of the Commonwealth of Virginia (without regard to the conflict of law principles thereof). Each of the Parties hereby irrevocably submits to the jurisdiction of any state or federal court located in the Commonwealth of Virginia with respect to the interpretation and enforcement of the provisions of this Agreement, the documents referred to herein, and in respect of the transactions contemplated hereby, and waives any objection as to venue laid therein. Each Party hereby consents to and grants any such court jurisdiction over the person of such Party and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6    Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and such counterpart signature pages may be delivered by means of facsimile or other electronic transmission.

Section 10.7    Severability. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereunder are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereunder may be consummated as originally contemplated to the fullest extent possible.

Section 10.8    Publicity. Except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with and the consent (not to be unreasonably withheld or delayed) of the other Parties.

Section 10.9    Rights Cumulative; Waiver. The rights and remedies of Purchaser and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies that they would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by such Party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

Section 10.10    Rights to Negotiate. Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing any or all of the Offered Shares from Purchaser at any time upon such terms and conditions and at such price as may be mutually agreed upon between the Company and Purchaser.

Section 10.11    Recapitalizations, Exchanges, Etc., Affecting Company Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Company Common Stock, and to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of Company Common Stock, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER If an individual:

Name:
Notice address:

Attention:
Facsimile:

If an entity:

By:
Name of entity:
Jurisdiction of organization:
Name of signatory:
Title:
Notice address:

Attention:
Facsimile:

FBR CAPITAL MARKETS CORPORATION

By:
Name:
Title:

SCHEDULE I

Offered Shares

Purchaser	Number of Offered Shares

EXHIBIT A

(to Subscription Agreement)

Agreements Regarding a Registration Statement that Includes Elected Shares

With respect to a registration statement (the “Registration Statement”) filed in accordance with the terms of Section 7 of the Agreement that includes the Elected Shares, the Parties agree as follows:

1.    Black-Out Period.

(a)    Subject to the provisions of this Section 1 of Exhibit A and a good faith determination by a majority of the Board of Directors of the Company that it is in the best interests of the Company to suspend the use of the Registration Statement, following the effectiveness of the Registration Statement (and the filings with any international, federal or state securities commissions), the Company, by written notice to Purchaser, may direct Purchaser to suspend sales of the Elected Shares pursuant to the Registration Statement for such times as the Company reasonably may determine is necessary and advisable (but in no event for more than an aggregate of 90 days or more than 45 days in any consecutive 90-day period), if any of the following events shall occur: (i) the majority of the Board of Directors of the Company shall have determined in good faith that (A) the offer or sale of any Elected Shares would materially impede, delay or interfere with any proposed material financing, offer or sale of securities, acquisition, corporate reorganization or other material transaction involving the Company, (B) after the advice of counsel, the sale of Elected Shares pursuant to the Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (C) (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) renders the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or (ii) the majority of the Board of Directors of the Company shall have determined in good faith, after the advice of counsel, that it is required by law, rule or regulation or that it is in the best interests of the Company to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of (1) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Act; (2) reflecting in the prospectus (the “Prospectus”) included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the Prospectus any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its best efforts to cause the Registration Statement to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the

Registration Statement compatible with the Company’s best interests, as applicable, so as to permit Purchaser to resume sales of the Elected Shares as soon as possible, and in no event shall any such suspension exceed the time periods specified in the first sentence of this Section 1(a) of Exhibit A.

(b)    In the case of an event that causes the Company to suspend the use of the Registration Statement pursuant to Section 1(a) of this Exhibit A (a “Suspension Event”), the Company shall give written notice (a “Suspension Notice”) to Purchaser to suspend sales of the Elected Shares and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and the Company is using its best efforts and taking all reasonable steps to terminate suspension of the use of the Registration Statement as promptly as possible. Purchaser shall not effect any sales of the Elected Shares pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). If so directed by the Company, Purchaser will deliver to the Company (at the expense of the Company) all copies other than permanent file copies then in Purchaser’s possession of the Prospectus at the time of receipt of the Suspension Notice. Purchaser may recommence effecting sales of the Elected Shares pursuant to the Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to Purchaser in the manner described above promptly following the conclusion of any Suspension Event and its effect.

(c)    Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice pursuant to this Section 1 of Exhibit A, the Company agrees that it shall extend the period of time during which the Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by Purchaser of the Suspension Notice to and including the date of receipt by Purchaser of the End of Suspension Notice and copies of the Prospectus as supplemented or amended necessary to resume sales.

2.    Indemnification and Contribution.

(a)    The Company agrees to indemnify and hold harmless (i) Purchaser, (ii) each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act), Purchaser (any person referred to in this clause (ii), a “Controlling Person”), and (iii) the respective officers, directors, partners, members, employees, representatives and agents of any such person or any Controlling Person (any such person referred to in clause (i), (ii) or (iii), a “Purchaser Indemnitee”), to the fullest extent lawful, from and against any and all losses, claims, damages, judgments, actions, out-of-pocket expenses, and other liabilities (the “Liabilities”), including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Purchaser Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (as amended or supplemented if the Company shall have furnished to such Purchaser Indemnitee any amendments or supplements thereto), or any preliminary prospectus or any other document used to sell the Elected Shares, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Purchaser Indemnitee furnished to the Company in writing by such Purchaser Indemnitee expressly for use therein, or (ii) any untrue statement contained in or omission from a preliminary prospectus if a copy of the Prospectus (as then amended or supplemented, if the Company shall have furnished to or on behalf of Purchaser any amendments or supplements thereto) was not sent or given by or on behalf of Purchaser to the person asserting any such Liabilities who purchased any Elected Shares, if the Prospectus (or the Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such Elected Shares to such person and the untrue statement contained in or omission from such preliminary prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented). The Company shall notify Purchaser promptly of the institution, threat or assertion of any claim, proceeding (including any governmental investigation), or litigation of which it shall have become aware in connection with the matters addressed by this Agreement which involves the Company or a Purchaser Indemnitee. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

(b)    In connection with the Registration Statement, Purchaser agrees to indemnify and hold harmless the Company, each person who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act and the respective partners, directors, officers, members, representatives, employees and agents of such person or Controlling Person to the same extent as the foregoing indemnity from the Company to each Purchaser Indemnitee, but only with respect to untrue statements or omissions or alleged untrue statements or omissions made solely in reliance upon information relating to such Purchaser Indemnitee furnished to the Company in writing by such Purchaser Indemnitee expressly for use in the Registration Statement or the Prospectus, any amendment or supplement thereto or any preliminary prospectus.

(c)    If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to Section 2(a) or Section 2(b) of this Exhibit A, such person (the “Indemnified Party”), shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 2 of Exhibit A, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the action to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not actively and vigorously pursue the defense of such action, or (iv) the named parties to any such action (including any impleaded parties), include both such Indemnified Party and the Indemnifying Party, or any affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such affiliate of the Indemnifying Party, or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such affiliate of the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume nor direct the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel), for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of the Elected Shares sold by all such Indemnified Parties and any such separate firm for the Company, the directors, the officers and such control persons of the Company as shall be designated in writing by the Company). The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(d)    If the indemnification provided for in Section 2(a) or Section 2(b) of this Exhibit A is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such Sections, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Party(ies) on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Indemnifying Party(ies) and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and any Purchaser Indemnitees on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Purchaser Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)    The Parties agree that it would not be just and equitable if contribution pursuant to this Section 2 of Exhibit A were determined by pro rata allocation (even if such Indemnified Parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in Section 2(d) of this Exhibit A. The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to Section 2(d) of this Exhibit A shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim. For purposes of this Section 2 of Exhibit A, each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) Purchaser shall have the same rights to contribution as Purchaser, as the case may be, and each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) the Company, and each officer, director, partner, employee, representative, agent or manager of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 2 of Exhibit A or otherwise, except to the extent that any party is materially prejudiced by the failure to give notice. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act), shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)    The indemnity and contribution agreements contained in this Section 2 of Exhibit A will be in addition to any liability which the Indemnifying Parties may otherwise have to the Indemnified Parties.

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